                                                                 EXHIBIT (c)(8)

                                                                  EXECUTION COPY

                             STOCK OPTION AGREEMENT

            This STOCK OPTION AGREEMENT dated as of March 22, 1999 is by and between United States Filter Corporation, a Delaware corporation (the "Company"), and Vivendi, a societe anonyme organized under the laws of France (the "Grantee").

                                    RECITALS

            The Grantee, the Company and Purchaser propose to enter into the Merger Agreement.

            As a condition and inducement to the Grantee's willingness to enter into the Merger Agreement, the Grantee has requested that the Company agree, and the Company has agreed, to grant the Grantee the Option.

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the Company and the Grantee agree as follows:

            1. Capitalized Terms. Certain capitalized terms used in this Agreement are defined in Annex A hereto and are used herein with the meanings therein ascribed. Those capitalized terms used but not defined herein (including in Annex A hereto) that are defined in the Merger Agreement are used herein with the same meanings as ascribed to them therein; provided, however, that, as used in this Agreement, "Person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

            2. The Option.

            (a) Grant of Option. Subject to the terms and conditions set forth herein, the Company hereby grants to the Grantee an irrevocable option to purchase, out of the authorized but unissued Shares, 36,223,552 Shares (as adjusted as set forth herein) (the "Option Shares"), at the Exercise Price.

            (b) Exercise Price. The exercise price (the "Exercise Price") of the Option shall be $31.50 per Option Share.

            Term. The Option shall be exercisable at any time and from time to time following the occurrence of an Exercise Event and shall remain in full force and effect until the earliest to occur of (i) the Effective Time, (ii) the first anniversary of the receipt by Grantee of written notice from the Company of the occurrence of an Exercise Event and (iii) termination of the Merger Agreement in accordance with its terms other than a termination with respect to which an Exercise Event shall occur (the "Option Term"). If the Option is not theretofore exercised, the rights and obligations set forth in this Agreement shall terminate at the expiration of the Option Term. "Exercise Event" shall mean any of the events giving rise to the obligation of the Company to pay the Termination Fee under Section 8.3 of the Merger Agreement.

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            (c) Exercise of Option.

            (i) The Grantee may exercise the Option, in whole or in part, at any time and from time to time during the Option Term. Notwithstanding the expiration of the Option Term, the Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the expiration of the Option Term.

            (ii) If the Grantee wishes to exercise the Option, it shall send a written notice (an "Exercise Notice") (the date of which being herein referred to as the "Notice Date") to the Company specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and a date (the "Closing Date") not earlier than three Business Days nor later than 15 Business Days from the Notice Date for the closing of the purchase and sale pursuant to the Option (the "Closing").

            (iii) If the Closing cannot be effected by reason of the application of any Law, Regulation or Order, the Closing Date shall be extended to the tenth Business Day following the expiration or termination of the restriction imposed by such Law, Regulation or Order. Without limiting the foregoing, if prior notification to, or Authorization of, any Governmental Entity is required in connection with the purchase of such Option Shares by virtue of the application of such Law, Regulation or Order, the Grantee and, if applicable, the Company shall promptly file the required notice or application for Authorization and the Grantee, with the cooperation of the Company, shall expeditiously process the same.

            (iv) Notwithstanding Section 2(c)(iii) if the Closing Date shall not have occur-red within nine months after the related Notice Date as a result of one or more restrictions imposed by the application of any Law, Regulation or Order, the exercise of the Option effected on the Notice Date shall be deemed to have expired.

            (d) Payment and Delivery of Certificates.

            (i) At each Closing, the Grantee shall pay to the Company in immediately available funds by wire transfer to a bank account designated by the Company an amount equal to the Exercise Price multiplied by the number of Option Shares to be purchased on such Closing Date.

            (ii) At each Closing, simultaneously with the delivery of immediately available funds as provided above, the Company shall deliver to the Grantee a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens, and the Grantee shall deliver to the Company its written agreement that the Grantee will not offer to sell or otherwise dispose of such Option Shares in violation of applicable Law or the provisions of this Agreement.

            (e) Certificates. Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend that shall read substantially as follows:


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            THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT
      TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF MARCH 21, 1999. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE COMPANY OF A WRITTEN REQUEST THEREFOR.

A new certificate or certificates evidencing the same number of Shares will be issued to the Grantee in lieu of the certificate bearing the above legend, and such new certificate shall not bear such legend, insofar as it applies to the Securities Act, if the Grantee shall have delivered to the Company a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel in form and substance reasonably satisfactory to the Company and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

            (f) If at the time of issuance of any Common Shares pursuant to any exercise of the Option, the Company shall have issued any share purchase rights or similar securities to holders of Common Shares, then each Option Share purchased pursuant to the Option shall also include rights with terms substantially the same as and at least as favorable to the Grantee as those issued to other holders of Common Shares.

            3. Adjustment Upon Changes in Capitalization, Etc.

            (a) In the event of any change in the Shares by reason of a stock dividend, split-up, combination, recapitalization, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Exercise Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that the Grantee shall receive upon exercise of the Option the same class and number of outstanding shares or other securities or property that Grantee would have received in respect of the Shares if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

            (b) If any additional Shares are issued after the date of this Agreement (other than pursuant to an event described in Section 3(a) above), the number of Shares then remaining subject to the Option shall be adjusted so that, after such issuance of additional Shares, such number of Shares then remaining subject to the Option, together with shares theretofore issued pursuant to the Option, equals 19.9% of the number of Shares then issued and outstanding.

            (c) To the extent any of the provisions of this Agreement apply to the Exercise Price, they shall be deemed to refer to the Exercise Price as adjusted pursuant to this Section 3.

            4. Repurchase at the Option of Grantee.

            (a) At the request of the Grantee made at any time and from time to time after the occurrence of an Exercise Event and prior to 120 days after the expiration of the Option Term (the "Put Period"), the Company (or any successor thereto) shall, at the election of the


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Grantee (the "Put Right"), repurchase from the Grantee (i) that portion of the
Option relating to all or any part of the Unexercised Option Shares (or as to which the Option has been exercised but the Closing has not occurred) and (ii) all or any portion of the Shares purchased by the Grantee pursuant hereto and with respect to which the Grantee then has ownership. The date on which the Grantee exercises its rights under this Section 4 is referred to as the "Put Date." Such repurchase shall be at an aggregate price (the "Put Consideration") equal to the sum of:

                  (i) the aggregate Exercise Price paid by the Grantee for any
            Option Shares which the Grantee owns and as to which the Grantee is exercising the Put Right;

                  (ii) the excess, if any, of the Applicable Price over the
            Exercise Price paid by the Grantee for each Option Share as to which the Grantee is exercising the Put Right multiplied by the number of such shares; and

                  (iii) the excess, if any, of (x) the Applicable Price per
            Share over (y) the Exercise Price multiplied by the number of Unexercised Option Shares as to which the Grantee is exercising the Put Right.

            (b) If the Grantee exercises its rights under this Section 4, the Company shall, within ten Business Days after the Put Date, pay the Put Consideration in immediately available funds to an account specified by the Grantee, and the Grantee shall promptly thereupon surrender to the Company the Option or portion of the Option and the certificates evidencing the Shares purchased thereunder. The Grantee shall warrant to the Company that, immediately prior to the repurchase thereof pursuant to this Section 4, the Grantee had sole record and Beneficial Ownership of the Option or such shares, or both, as the case may be, and that the Option or such shares, or both, as the case may be, were then held free and clear of all Liens.

            (c) If the Option has been exercised, in whole or in part, as to any Option Shares subject to the Put Right but the Closing thereunder has not occurred, the payment of the Put Consideration shall, to that extent, render such exercise null and void.

            (d) Notwithstanding any provision to the contrary in this Agreement the Grantee may not exercise its rights pursuant to this Section 4 in a manner that would result in Total Profit of more than the Profit Cap; provided, however, that nothing in this sentence shall limit the Grantee's ability to exercise the Option in accordance with its terms.

            5. Repurchase at the Option of the Company.

            (a) To the extent the Grantee shall not have previously exercised its rights under Section 4, at the request of the Company made at any time after the tenth day following the closing of the purchase and sale of any Option Shares pursuant to Section 2 hereof and for a period ending 120-days after the expiration of Option Term (the "Call Period"), the Company may repurchase from the Grantee, and the Grantee shall sell, or cause to be sold, to the Company, all (but not less than all) of the Shares acquired by the Grantee pursuant hereto and with respect to which the Grantee has ownership at the time of such repurchase at a price per


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share equal to the greater of (A) the Current Market Price and (B) the Exercise
Price per share in respect of the shares so acquired (such price per share multiplied by the number of Shares to be repurchased pursuant to this Section 5 being herein called the "Call Consideration"). The date on which the Company exercises its rights under this Section 5 is referred to as the "Call Date."

            (b) If the Company exercises its rights under this Section 5, the Company shall, within ten Business Days pay the Call Consideration in immediately available funds, and the Grantee shall surrender to the Company certificates evidencing the Shares purchased hereunder, and the Grantee shall warrant to the Company that, immediately prior to the repurchase thereof pursuant to this Section 5, the Grantee had sole record and Beneficial Ownership of such shares and that such shares were then held free and clear of all Liens.

            (c) To the extent that the Grantee shall exercise the Option, the Grantee shall, unless the Grantee shall exercise the Put Right or the Company shall exercise the Call Right, retain sole ownership of the Shares so acquired through the end of the Call Period.

            (d) Notwithstanding any provision to the contrary in this Agreement, the aggregate of the Call Consideration paid for all Option Shares shall not exceed the Profit Cap.

            6. Registration Rights.

            (a) The Company shall, if requested by the Grantee at any time and from time to time during the Registration Period, as expeditiously as practicable, prepare, file and cause to be made effective up to two registration statements under the Securities Act if such registration is required in order to permit the offering, sale and delivery of any or all Shares or other securities that have been acquired by or are issuable to the Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Grantee, including, at the sole discretion of the Company, a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and the Company shall use all reasonable efforts to qualify such shares or other securities under any applicable state securities laws. The Company shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties that are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 60 days in the aggregate if the Board of Directors of the Company shall have determined in good faith that the filing of such registration or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the Company. For purposes of determining whether two requests have been made under this Section 6, only requests relating to a registration statement that has become effective under the Securities Act and pursuant to which the Grantee has disposed of all shares covered thereby in the manner contemplated therein shall be counted. Notwithstanding any other provision of this Section 6, any request for registration shall permit the Company, upon notice given within 20 days of the request for registration, to repurchase from the Grantee any


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shares as to which the Grantee requests registration at a price per share equal to the Current Market Price at the date the Company notifies the Grantee of its decision to so repurchase. The Registration Expenses shall be for the account of the Company.

            (b) The Grantee shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. Grantee shall choose the managing underwriter in any registration contemplated by this Section 6. If during the Registration Period the Company shall propose to register under the Securities Act the offering, sale and delivery of Shares for cash for its own account or for any other stockholder of the Company pursuant to a firm underwriting, it shall, in addition to the Company's other obligations under this Section 6, allow the Grantee the right to participate in such registration provided that the Grantee participates in the underwriting; provided, however, that, if the managing underwriter of such offering advises the Company in writing that in its opinion the number of Shares requested to be included in such registration exceeds the number that can be sold in such offering, the Company shall, after fully including therein all securities to be sold by the Company, include the shares requested to be included therein by Grantee pro rata (based on the number of Shares intended to be included therein) with the shares intended to be included therein by Persons other than the Company.

            (c) In connection with any offering, sale and delivery of Shares pursuant to a registration statement effected pursuant to this Section 6, the Company and the Grantee shall provide each other and each underwriter of the offering with customary representations, warranties and covenants, including covenants of indemnification and contribution and, with respect to an underwritten offering, enter into an underwriting agreement and other documents in form and substance customary for transactions of such type.

            7. Profit Limitation.

            (a) Notwithstanding any other provision of this Agreement in no event shall the Grantee's Total Profit exceed the Profit Cap and, if it otherwise would exceed such amount, (A) in connection with the Put Right or any sale to a third party, the Grantee, at its sole election, shall either (i) deliver to the Company for cancellation Option Shares previously purchased by Grantee, (ii) pay cash or other consideration to the Company, (iii) reduce the amount of the fee payable to Grantee under Section 8.3 of the Merger Agreement or (iv) undertake any combination thereof, and (B) in connection with the Call Right, Grantee shall deliver to the Company for cancellation Option Shares (or other securities into which such Option Shares are converted or exchanged), in either case, so that the Grantee's Total Profit shall not exceed the Profit Cap after taking into account the foregoing actions.

            (b) Notwithstanding any other provision of this Agreement, this Stock Option may not be exercised for a number of Option Shares that would, as of the Notice Date, result in a Notional Total Profit of more than the Profit Cap, and, if exercise of the Option otherwise would exceed the Profit Cap, the Grantee, at its sole option, may reduce the number of Option shares as to which this Option is being exercised, increase the Exercise Price for that number of Option Shares set forth in the Exercise Notice so that the Notional Total Profit shall not exceed the


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Profit Cap; provided, however, that nothing in this sentence shall restrict any exercise of the Option otherwise permitted by this Section 7(b) on any subsequent date at the Exercise Price set forth in Section 2(b) if such exercise would not then be restricted under this Section 7(b).

            (c) If an Exercise Event shall occur, the Grantee may elect, in lieu of receiving any portion of the Termination Fee, to exercise a portion of the Option.

            8. Listing. If the Shares or any other securities then subject to the Option are then listed on the NYSE, the Company, upon the occurrence of an Exercise Event, will promptly file an application to list on the NYSE the Shares or other securities then subject to the Option and will use all reasonable efforts to cause such listing application to be approved as promptly as practicable.

            9. Replacement of Agreement. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new Agreement of like tenor and date.

            10. Miscellaneous.

            (a) Expenses. Except as otherwise provided in the Merger Agreement or as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

            (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

            (c) Entire Agreement; No Third Party Beneficiary; Severability. Except as otherwise set forth in the Merger Agreement, this Agreement (including the Merger Agreement and the other documents and instruments referred to herein and therein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

            (d) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as


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possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

            (e) Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law.

            (f) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

            (g) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses or sent by electronic transmission to the telecopier number specified below:

                If to the Company to:

                        United States Filter Corporation
                        40-004 Cook Street
                        Palm Desert, CA  92211
                        Telecopy:
                        Attention: Steve Stanczak, Esq.

                with a copy to:

                        Skadden, Arps, Slate, Meagher & Flom LLP
                        300 South Grand Avenue
                        Los Angeles, CA  90071-3144
                        Telecopy: (213) 687-5600
                        Attention: Rod A. Guerra, Jr., Esq.
                                   Brian J. McCarthy, Esq.

                If to Grantee to:

                        VIVENDI S.A.
                        42, Avenue de Friedland
                        75380
                        Paris
                        Telecopy: (011) 331-7171-1137
                        Attention: Chief Financial Officer


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                with a copy to:

                        Cabinet Bredin Prat
                        130 rue du Faubourg Saint Honore
                        75008
                        Paris
                        Telecopy: (011) 331-4359-7001
                        Attention: Elena M. Baxter, Esq.

                        and:

                        Wachtell, Lipton, Rosen & Katz
                        51 West 52nd Street
                        New York, New York 10019
                        Telecopy: (212) 403-2000
                        Attention: Daniel A. Neff, Esq.
                                   Trevor S. Norwitz, Esq..

            (h) Counterparts. This Agreement and any amendments hereto may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single document.

            (i) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be sold, assigned or otherwise disposed of or transferred by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that the Grantee may assign this Agreement to a wholly owned Subsidiary of the Grantee; provided, however, that no such assignment shall have the effect of releasing the Grantee from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

            (j) Further Assurances. In the event of any exercise of the Option by the Grantee, the Company and the Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

            (k) Specific Performance. The parties hereto hereby acknowledge and agree that the failure of any party to this Agreement to perform its agreements and covenants hereunder will cause irreparable injury to the other party to this Agreement for which damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any court of competent jurisdiction to enforce any party's obligations hereunder. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.


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            IN WITNESS WHEREOF, the Company and the Grantee have caused this
Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                UNITED STATES FILTER CORPORATION


                                By:    /s/ Richard J. Heckmann
                                    --------------------------------------------
                                    Name:  Richard J. Heckmann
                                    Title: Chairman and Chief Executive Officer

                                VIVENDI  S.A.


                                By:    /s/ Jean-Marie Messier
                                    --------------------------------------------
                                    Name:  Jean-Marie Messier
                                    Title: President Directeur General


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                                                                         ANNEX A

                            SCHEDULE OF DEFINED TERMS

            The following terms when used in the Stock Option Agreement shall have the meanings set forth below unless the context shall otherwise require:

            "Agreement" shall mean this Stock Option Agreement.

            "Applicable Price" means the highest of (i) the highest purchase price per share paid pursuant to a third party's tender or exchange offer made for Shares after the date hereof and on or prior to the Put Date, (ii) the price per share to be paid by any third Person for Shares pursuant to an agreement for a Business Combination Transaction entered into on or prior to the Put Date, and
(iii) the Current Market Price. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm jointly selected by the Grantee and the Company, which determination shall be conclusive for all purposes of this Agreement.

            "Authorization" shall mean any and all permits, licenses, authorizations, orders certificates, registrations or other approvals granted by any Governmental Entity.

            "Beneficial Ownership," "Beneficial Owner" and "Beneficially Own" shall have the meanings ascribed to them in Rule 13d-3 under the Exchange Act.

            "Business Combination Transaction" shall mean (i) a consolidation, exchange of shares or merger of the Company with any Person, other than the Grantee or one of its subsidiaries, and, in the case of a merger, in which the Company shall not be the continuing or surviving corporation, (ii) a merger of the Company with a Person, other than the Grantee or one of its Subsidiaries, in which the Company shall be the continuing or surviving corporation but the then outstanding Shares shall be changed into or exchanged for stock or other securities of the Company or any other Person or cash or any other property or the shares of Company Common Stock outstanding immediately before such merger shall after such merger represent less than 70% of the common shares and common share equivalents of the Company outstanding immediately after the merger or
(iii) a sale, lease or other transfer of all or substantially all the assets of the Company to any Person, other than the Grantee or one of its Subsidiaries.

            "Business Day" shall mean a day other than Saturday, Sunday or a federal holiday.

            "Call Consideration" shall have the meaning ascribed to such term in
Section 5 herein.

            "Call Date" shall have the meaning ascribed to such term in Section 5 herein.

            "Call Period" shall have the meaning ascribed to such term in
Section 5 herein.


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

            "Closing" shall have the meaning ascribed to such term in Section 2 herein.

            "Closing Date" shall have the meaning ascribed to such term in
Section 2 herein.

            "Current Market Price" shall mean, as of any date, the average of the closing prices (or, if such securities should not trade on any trading day, the average of the bid and asked prices therefor on such day) of the Shares as reported on the New York Stock Exchange Composite Tape during the ten consecutive trading days ending on (and including) the trading day immediately prior to such date or, if the Shares are not quoted thereon, on The Nasdaq Stock Market or, if the Shares are not quoted thereon, on the principal trading market (as defined in Regulation M under the Exchange Act) on which such shares are traded as reported by a recognized source during such ten Business Day period.

            "Exercise Event" shall have the meaning ascribed to such term in
Section 2(c).

            "Exercise Notice" shall have the meaning ascribed to such term in
Section 2(d) herein.

            "Exercise Price" shall have the meaning ascribed to such term in
Section 2 herein.

            "Law" shall mean all laws, statutes and ordinances of the United States, any state of the United States, any foreign country, any foreign state and any political subdivision thereof, including all decisions of Governmental Entities having the effect of law in each such jurisdiction.

            "Lien" shall mean any mortgage, pledge, security interest, adverse claim, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Laws of any jurisdiction.

            "Merger Agreement" shall mean that certain Agreement and Plan of Merger dated as of the date hereof among United States Filter Corporation, a Delaware corporation, Eau Acquisition Corp., a Delaware corporation, and VIVENDI, a societe anonyme organized under the laws of France.

            "Notice Date" shall have the meaning ascribed to such term in
Section 2 herein.

            "Notional Total Profit" shall mean, with respect to any number of Option Shares as to which the Grantee may propose to exercise the Option, the Total Profit determined as of the date of the Exercise Notice assuming that the Option were exercised on such date for such number of Option Shares and assuming such Option Shares, together with all other Option Shares held by the Grantee and its Affiliates as of such date, were sold for cash at the closing market price for the Shares as of the close of business on the preceding trading day (less customary brokerage commissions) and including all amounts theretofore received or concurrently being paid to the Grantee pursuant to clauses (i), (ii) and (iii) of the definition of Total Profit.


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            "Option" shall mean the option granted by the Company to Grantee pursuant to Section 2 herein.

            "Option Shares" shall have the meaning ascribed to such term in
Section 2 herein.

            "Option Term" shall have the meaning ascribed to such term in
Section 2 herein.

            "Order" shall mean any judgment, order or decree of any Governmental Entity.

            "Profit Cap" shall mean $237 million.

            "Put Consideration" shall have the meaning ascribed to such term in
Section 4 herein.

            "Put Date" shall have the meaning ascribed to such term in Section 4 herein.

            "Put Period" shall have the meaning ascribed to such term in Section 4 herein.

            "Put Right" shall have the meaning ascribed to such term in Section 4 herein.

            "Registration Expenses" shall mean the expenses associated with the preparation and filing of any registration statement pursuant to Section 6 herein and any sale covered thereby (including any fees related to blue sky qualifications and filing fees in respect of the National Association of Securities Dealers, Inc.), but excluding underwriting discounts or commissions or brokers' fees in respect to shares to be sold by the Grantee and the fees and disbursements of the Grantee's counsel.

            "Registration Period" shall mean the period of two years following the first exercise of the Option by the Grantee.

            "Regulation" shall mean any rule or regulation of any Governmental Entity having the effect of Law or of any rule or regulation of any self-regulatory organization, such as the NYSE.

            "Total Profit" shall mean the aggregate (before income taxes) of the following: (i) all amounts to be received by the Grantee or concurrently being paid to the Grantee pursuant to Section 4 for the repurchase of all or part of the unexercised portion of the Option, (ii) (A) the amounts to be received by the Grantee or concurrently being paid to the Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged), including sales made pursuant to a registration statement under the Securities Act or any exemption therefrom, less (B) aggregate Exercise Price paid by the Grantee for such Option Shares and (iii) all amounts received by the Grantee from the Company or concurrently being paid to the Grantee pursuant to Section 8.3 of the Merger Agreement.

            "Unexercised Option Shares" shall mean, from and after the Exercise Date until the expiration of the Option Term, those Option Shares as to which the Option remains unexercised from time to time.


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